MUTUAL FUND SERVICES AGREEMENT

Fund Accounting Services

Fund Administration Services

Transfer Agency Services

between

THE HUNTINGTON FUNDS

and

HUNTINGTON ASSET SERVICES, LLC

January 1, 2016

Exhibit A – Portfolio Listing

Exhibit B – General Description of Fund Accounting Services

Exhibit C – General Description of Fund Administration Services

Exhibit D – General Description of Transfer Agency Services

Exhibit E – Fees and Expenses

MUTUAL FUND SERVICES AGREEMENT

AGREEMENT (this “Agreement”), dated as of January 1, 2016 (“Effective Date”), between The Huntington Funds, a Delaware statutory trust (the “Trust”) and Huntington Asset Services, LLC, a Delaware limited liability company (“HAS”).

WITNESSETH:

WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust wishes to retain HAS to provide certain transfer agent, fund accounting, administration, and anti-money laundering services (the “Services”) with respect to certain series of the Trust, as listed on Exhibit A (each a “Fund,” collectively, the “Funds”) and HAS is willing to furnish such Services; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto hereby agree as follows:

Section 1. Appointment.

The Trust hereby appoints HAS as transfer agent, fund accountant, administrator, dividend disbursing agent and anti-money laundering agent for the Trust on the terms and conditions set forth in this agreement (“Agreement”), and HAS hereby accepts such appointment and agrees to perform the services and duties set forth in this Agreement. The services and duties of HAS shall be confined to those matters expressly set forth herein, and no implied duties are assumed by or may be asserted against HAS hereunder. HAS will notify the Trust prior to using any agents or subcontractors.

Section 2. Representations and Warranties of HAS.

HAS hereby represents and warrants to the Trust, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by HAS in accordance with all requisite action and constitutes a valid and legally binding obligation of HAS, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(c)        It has, and will continue to have, access to the facilities, personnel and equipment required to fully perform its duties and obligations hereunder;

(d)       It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to carry on its business as now conducted. There is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement; and

(e)        It has commercially reasonable business continuity plans and cybersecurity programs and will follow such plans to the extent necessary;

(f)        It will provide the Trust with copies of any SOC 1 reports or the equivalent concerning its business;

(g)       No legal or administrative proceedings have been instituted or threatened which would impair HAS’s ability to perform its duties and obligations under this Agreement;

(h)       Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of HAS or any law or regulation applicable to it; and

(i)         It shall maintain reasonable professional liability insurance coverage with respect to the services and activities provided to the Trust; and shall furnish details of such coverage to the Trust upon its request, including a copy of the policy, the identity of the carrier, coverage levels and deductible amounts. HAS shall notify the Trust of any modification, reduction or cancellation of such coverage or of any materials claims made against such coverage.

Section 3. Representations and Warranties of the Trust.

The Trust hereby represents and warrants to HAS, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(a) It is duly organized and existing under the laws of the jurisdiction of its organization, with full power to carry on its business as now conducted, to enter into this Agreement and to perform its obligations hereunder;

(b) This Agreement has been duly authorized, executed and delivered by the Trust in accordance with all requisite action and constitutes a valid and legally binding obligation of the Trust, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; and

(c) It is conducting its business in compliance in all material respects with all applicable laws and regulations, both state and federal, and has obtained all regulatory approvals necessary to perform its duties and obligations under this Agreement; there is no statute, rule, regulation, order or judgment binding on it and no provision of its charter, bylaws or any contract binding it or affecting its property which would prohibit its execution or performance of this Agreement.

Section 4. Delivery of Documents and Other Materials.

(a) The Trust will promptly furnish to HAS such copies, properly certified or authenticated, of contracts, documents and other related information that HAS may reasonably request to properly discharge its duties. Such documents may include, but are not limited to, resolutions of the Board authorizing the appointment of HAS to provide certain transfer agency, fund accounting, administration and dividend disbursing services to the Trust and the Funds and approving this Agreement; and such other agreements and documents relating to the Trust and the Funds not easily accessible through a public website.

(b) The Trust shall cause to be turned over to HAS copies of all records of, and supporting documentation reasonably relating to, its accounts (including account applications and related documents, records of dividend distributions, NAV calculations, tax reports and returns, and receivables and payables) for all Funds and matters relating to the Services hereunder, together with such other records relating to such

Funds and matters as requested by HAS and as may be helpful or necessary to HAS’s delivery of Services hereunder. On an ongoing basis, the Trust, through the Adviser or sub-adviser to a Fund, shall cause to be turned over to HAS all trade tickets and other documents evidencing transactions made on behalf of the Funds as and when made.

Section 5. Services Provided by HAS.

(a) HAS will provide the following Services subject to the direction and supervision of the Trust’s Board, and in compliance with the objectives, policies and limitations set forth in the Trust’s currently effective Registration Statement, Declaration of Trust and By-Laws, applicable laws and regulations, and all resolutions and policies implemented by the Board:

(i) Fund Accounting Services, as described on Exhibit B to this Agreement.

(ii) Fund Administration Services, as described on Exhibit C to this Agreement.

(iii) Transfer Agency Services, as described on Exhibit D to this Agreement.

(b) HAS shall keep records relating to the services to be performed hereunder in the form and manner, and for such period, as it may deem advisable and is agreeable to the Trust, but not inconsistent with the rules and regulations of appropriate government authorities, in particular, Section 31 of the 1940 Act and the rules thereunder. HAS agrees that all such records prepared or maintained by HAS relating to the services to be performed by HAS hereunder are the property of the Trust and will be preserved, maintained, and made available in accordance with such applicable sections and rules of the 1940 Act and will be promptly surrendered to the Trust or its designee on and in accordance with its request.

Section 6. Fees, Expenses, Expense Reimbursement.

(a)             Fee Schedule. The Trust will pay all fees, expenses, charges and obligations reasonably incurred from time to time in relation to the Services in accordance with the terms of Exhibit E, and as may be agreed to from time to time by the parties, together with any other amounts payable to HAS under this Agreement. HAS shall be responsible for expenses incurred in providing office space, equipment, and personnel as may be necessary or convenient to provide the services hereunder. For the avoidance of doubt, HAS will not be responsible for the fees or expenses of, and the Funds will reimburse HAS for any advances or payments made by HAS for the benefit of the Funds incident to the proper performance of the Services to, any investment adviser, custodian, non-discretionary subcontractor, intermediary or any other person listed or described in Exhibit E. Fees payable hereunder shall be accrued daily and payable monthly. For any period less than a full month during which this Agreement is in effect, the compensation payable to HAS hereunder shall be prorated according to the proportion which such period bears to a full month.

(b)            Taxes. HAS shall not be liable for any taxes, assessments or governmental charges that may be levied or assessed on any basis whatsoever in connection with the Trust or any of the Funds’ Customers, excluding taxes, if any, assessed against HAS related to its income or assets. The foregoing clause is subject to any more detailed provisions related to sales, use, excise, value-added, gross receipts, services, consumption and other similar transaction taxes related to the Services or this Agreement set forth in Exhibit E (if any).

(c)             Invoices. Invoices will be payable within thirty (30) days of the date of the invoice. If the Trust disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute. Without prejudice to HAS’s other rights, HAS reserves the right to charge interest on overdue amounts (except to the extent the amount is subject to a bona fide dispute) from the due date until actual payment at an annual rate equal to the sum of the overnight Fed Funds rate as in effect from time to time plus 2 percentage points.

Section 7. Proprietary and Confidential Information.

(a)     All books and records created in accordance with the Services listed on any Exhibit hereto shall be the Trust’s property. The Trust or its authorized representatives may inspect such books and records at HAS’s premises during its normal business hours. At the Trust’s request, HAS will promptly provide copies of any such books and records to the Trust or its authorized representatives at the Trust’s expense.

(b)     HAS agrees on behalf of itself and its employees to treat confidentially and as proprietary information of the Trust (“Trust Information”), all records and other information relative to the Trust’s prior, present or potential shareholders, and to not use such records and information for any purpose other than performance of HAS’s responsibilities, rights and duties hereunder. HAS may seek a waiver of such confidentiality provisions by furnishing reasonable prior notice to the Trust and obtaining approval in writing from the Trust, which approval shall not be unreasonably withheld. Waivers of confidentiality are not necessary (and are deemed given) for use of such information for any purpose in the course of performance of HAS’s responsibilities, duties and rights hereunder, when HAS may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, with respect to Internal Revenue Service (“IRS”) levies, subpoenas and similar actions, and with respect to any request by the Trust.

(c) HAS may, from time to time, maintain or otherwise possess “consumer report information” (together with Trust Information, “Confidential Information”) in connection with the provision of Services under this agreement, and HAS may, from time to time, dispose of such “consumer report information” in connection with the provision of Services under this Agreement. To the extent that HAS disposes of “consumer report information,” HAS shall properly dispose of the information by taking reasonable measures to protect against unauthorized access to or use of the information in connection with its disposal, in accordance with the requirements of Regulation S-P. The term “consumer report information,” as used in this paragraph, shall have the same meaning as in Rule 30 under Regulation S-P.

(d) HAS acknowledges that certain information made available to it hereunder may be deemed nonpublic personal information under the Gramm-Leach-Bliley Act, other U.S. or state privacy laws and the rules and regulations promulgated thereunder (collectively, the “Privacy Laws”).  HAS agrees: (i) not to disclose or use such information except as required to carry out HAS’s duties under this Agreement or as otherwise provided hereunder or by the Privacy Laws, (ii) to establish and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of such nonpublic personal information and (iii) to comply with such Privacy Laws.

(e) Except to the extent prohibited by applicable law, in the event that HAS discovers or is notified of an actual breach of security relating to Confidential Information, HAS shall: (i) promptly notify the Trust of such security breach; (ii) investigate such security breach; and (iii) take corrective action with respect to such security breach and reasonable efforts to mitigate or restore any lost or damaged Confidential Information using generally accepted data restoration techniques.

Section 8. Scope of Responsibility.

(a)             Responsibility for Losses. Notwithstanding any other provision of this Agreement to the contrary, (i) HAS will not be liable to the Trust for any damages or losses save for those resulting from the willful or reckless default, willful misfeasance, bad faith, fraud or negligence of HAS, and (ii) HAS’s liability will be subject to the limitations set forth in this Agreement.

(b)            Limitations on Liability.

(i)	HAS is responsible for the performance of only those duties as are expressly set forth herein and in the Exhibits. HAS will have no implied duties or obligations. Each Party shall mitigate damages for which the other party may become responsible hereunder.

(ii)	HAS shall have no responsibility to review, confirm or otherwise assume any duty with respect to the accurateness or completeness of any instruction or any other information it receives from the Funds, and shall be without liability for any loss or damage suffered by a Fund or any of the Funds’ customers as a result of HAS’s reasonable reliance on and utilization of any such instruction or other such information. For the avoidance of doubt, HAS shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in good faith in reliance on any instruction believed by it in good faith to have been authorized by an authorized person.

(iii)	HAS shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust to provide HAS with any information requested by HAS.

(iv)	HAS is not responsible for the acts, omissions, defaults or insolvency of any third party other than its agents or subcontractors, including, but not limited to, any investment advisers, custodians, intermediaries or non-discretionary subcontractors.

(v)	HAS shall have no responsibility for the management of the investments or any other assets of the Trust or its customers. Further, HAS shall have no liability to the Trust for any loss or damage suffered by the Trust as a result of any breach of the investment policies, objectives, guidelines or restrictions applicable to the Trust or any misstatement or omission in a prospectus or statement of additional information of the Trust other than those misstatements or omissions in the prospectus or statement of additional information directly caused by HAS.

(vi)	HAS shall not be liable for ensuring compliance by the Funds with any legislation or regulations or exemptions from legislation or regulations of any jurisdiction applicable to the Fund, except as required in connection with the Fund Accounting Services described in Exhibit B.

(vii)	The Trust acknowledges that HAS does not provide valuations with respect to the Funds’ securities, products or services, does not verify any valuations provided to it by the Funds or any other person, and does not verify the existence of the Funds’ assets, products or services but instead relies exclusively on information about valuations and the existence of assets provided to it by the Fund or another third party, and HAS shall have no responsibility and shall be without liability for any loss or damage arising with respect to valuation or verification of assets.

(viii)	HAS will not be responsible or liable for any loss or damage arising from the misuse or sharing of online access by any authorized person of the Trust who has been issued a User ID by HAS.

(ix)	EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, HAS HEREBY DISCLAIMS ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED, MADE TO THE TRUST OR ANY OTHER PERSON, INCLUDING, WITHOUT LIMITATION, ANY WARRANTIES REGARDING QUALITY, SUITABILITY OR OTHERWISE (IRRESPECTIVE OF ANY COURSE OF DEALING, CUSTOM OR USAGE OF TRADE), OF ANY SERVICES OR ANY GOODS PROVIDED INCIDENTAL TO SERVICES PROVIDED UNDER THIS AGREEMENT. HAS DISCLAIMS ANY WARRANTY OF TITLE OR NON-INFRINGEMENT EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT. NOT WITHSTANDING THE FOREGOING, HAS AGREES TO FULFILL ITS OBLIGATIONS UNDER THIS AGREEMENT IN GOOD FAITH AND WITH DUE CARE AND DILIGENCE.

(x)	Notwithstanding anything in this Agreement to the contrary, the cumulative liability of HAS to the Trust for all losses, claims, suits, controversies, breaches or damages for any cause whatsoever (including but not limited to those arising out of or related to this Agreement), and regardless of the form of action or legal theory, shall not exceed the total amount of compensation paid to HAS under this Agreement during the twelve (12) months immediately before the date on which the alleged damages were claimed to have been incurred; provided that if such date is during the first twelve (12) months of this Agreement, then HAS’s cumulative liability shall not exceed the total amount of compensation paid or payable by the Trust to HAS under this Agreement during the first twelve (12) months of this Agreement; and further provided that the foregoing shall not apply to any liability arising as a result of the willful or reckless default, willful misfeasance, bad faith, fraud or negligence of HAS.

(c)             MUTUAL EXCLUSION OF CONSEQUENTIAL DAMAGES.

UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL OR PUNITIVE DAMAGES, OR CONSEQUENTIAL LOSS OR DAMAGE, OR ANY LOSS OF PROFITS, GOODWILL, BUSINESS OPPORTUNITY, BUSINESS, REVENUE OR ANTICIPATED SAVINGS, IN RELATION TO THIS AGREEMENT, WHETHER OR NOT THE RELEVANT LOSS WAS FORESEEABLE, OR THE PARTY WAS ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE OR THAT SUCH LOSS WAS IN CONTEMPLATION OF THE OTHER PARTY.

(d) It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust, personally, but shall bind only the assets and property of the Trust (and only the property of the applicable Fund), as provided in the Trust’s Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the vote of a majority of the Trustees, who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. This Agreement has been signed by an authorized officer of the trust, acting as such, and neither such authorization by such Trustee nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the appropriate Funds or Fund class, as provided in the Trust’s Agreement and Declaration of Trust.

Section 9. Indemnity.

(a)             Indemnity by the Trust. The Trust will indemnify HAS, its affiliates and its and their respective officers, directors, employees and representatives (each, an “Indemnitee”) for, and will defend and hold each Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) incurred by HAS or such person in any action or proceeding between HAS and the Trust or between HAS and any third party arising from or in connection with the performance of this Agreement (each referred to as a “Loss”), imposed on, incurred by, or asserted against HAS in connection with or arising out of the following:

(i)	This Agreement, except any Loss resulting from the willful or reckless default, willful misfeasance, bad faith, fraud or negligence of HAS;

(ii)	Any alleged untrue statement of a material fact contained in any prospectus or offering document of a Fund or arising out of or based upon any alleged omission to state a material fact required to be stated in any prospectus or offering document or necessary to make the statements in any prospectus or offering document not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished in writing to the Fund by or on behalf of HAS specifically for use in the prospectus or offering document;

(iii)	Any act or omission of a Fund whose instruction or data, including records, reports and other information, including but not limited to information with respect to valuation and verification of assets, but excluding any data prepared by HAS or its agents or subcontractors, HAS must rely upon in performing its duties hereunder, or as a result of acting upon any instructions reasonably believed by HAS to have been duly authorized by a Fund or an authorized person of a Fund;

(b)            HAS will indemnify the Trust and its officers, directors, employees and representatives (each, a “Trust Indemnitee”) for, and will defend and hold each Trust Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) imposed on, incurred by, or asserted against the Trust resulting from HAS's willful or reckless default, willful misfeasance, bad faith, fraud or negligence.

(c)             Notification, Participation, and Indemnitor Consent. Upon the assertion of a claim for which one party may be required to indemnify any Indemnitee or Trust Indemnitee, the Indemnitee or Trust Indemnitee must promptly notify the indemnifying party of such assertion, and will keep the indemnifying party advised with respect to all developments concerning such claim. The indemnifying party will have the option to participate with the Indemnitee or Trust Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee or Trust Indemnitee. Should the indemnifying party assume the defense of such claim, the indemnifying party shall not be responsible for any legal fees incurred by Indemnitee or Trust Indemnitee after such assumption. The Indemnitee or Trust Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; in the event the Indemnitee or Trust Indemnitee has not secured such consent the indemnifying party will have no obligation to indemnify the Indemnitee or Trust Indemnitee.

Section 10. Term.

(a)             Term. This Agreement will begin on the Effective Date and have an initial term of one (1) year from the Effective Date (the “Initial Term”) and will thereafter continue in effect indefinitely unless it is terminated pursuant to clause 10(b).

(b)            Termination. Subject to clause 10(c):

(i)	The Trust may terminate this Agreement for any reason with or without cause on at least sixty (60) days’ written notice to the other party.

(ii)	HAS may terminate this Agreement for any reason with or without cause on at least one hundred and fifty (150) days’ written notice to the other party.

(iii)	This Agreement may be further terminated by either party immediately in the event of:

A.	the winding up of or the appointment of an examiner or receiver or liquidator to the other party or on the happening of a like event whether at the direction of an appropriate regulatory agency or court of competent jurisdiction or otherwise; or

B.	the other party no longer being permitted or able to perform its obligations under this Agreement pursuant to applicable law or regulation.

(iv)	This Agreement may be terminated by either party immediately based on its reasonable opinion that the other party has materially violated any law to which the other party is subject.

(c)             Termination-related Obligations. Related to termination of this Agreement:

(i)	Upon termination, HAS will, at the expense and direction of the Trust, transfer to the Trust or any successor service provider(s) to the Trust copies of all Trust records, subject to the payment by the Trust of unpaid and undisputed amounts due to HAS hereunder. If by the termination date the Trust has not given instructions to deliver the Trust records, HAS will keep the Trust Records until the Trust provides instructions to deliver the Trust records, provided that HAS will be entitled to charge the Trust then-standard fees for maintaining the Trust records. HAS will provide no other services to or for the benefit of the Trust or any successor service provider unless specifically agreed in writing by HAS.

Section 11. Notices.

(a)             Any notice required or permitted hereunder shall be in writing and shall be deemed to have been given and effective when delivered in person or by certified mail, return receipt requested, at the following address (or such other address as a party may specify by notice to the other):

(i)	If to the Trust, to:

The Huntington Funds

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

(ii)	If to HAS, to:

Huntington Asset Services, Inc.

2960 North Meridian Street, Suite 300

Indianapolis, Indiana 46208

Attention: President

(b)            Notice also shall be deemed given and effective upon receipt by any party or other person at the preceding address (or such other address as a party may specify by notice to the other) if sent by regular mail, private messenger, courier service, telex, facsimile, or otherwise, if such notice bears on its first page in 14 point (or larger) bold type the heading “Notice Pursuant to Mutual Fund Services Agreement.”

Section 12. Assignment.

No party may assign or transfer any of its rights or obligations under this Agreement without the other’s prior written consent, which consent will not be unreasonably withheld or delayed; provided that HAS may make such assignment or transfer to a branch, subsidiary or affiliate.

Section 13. Arbitration.

Notwithstanding any provision of this Agreement to the contrary, any claim or controversy arising out of or in any manner relating to this Agreement, or breach hereof, which cannot be resolved between the parties themselves, shall be settled by arbitration administered by the American Arbitration Association (the “AAA”) in Suffolk County, New York in accordance with its rules applicable to commercial disputes. The arbitration shall be conducted under the then-current rules of the AAA.

Section 14. Waiver.

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. Any waiver must be in writing signed by the waiving party.

Section 15. Force Majeure.

HAS shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, acts of God, earthquake, fires, floods, failure or fluctuations in electrical power, wars, acts of terrorism, acts of civil or military authorities, governmental actions, nonperformance by a third party other than HAS’s agents or subcontractors, or any similar cause beyond the reasonable control of HAS, failures or fluctuations in telecommunications or other equipment.

Section 16. Amendments.

This Agreement may be modified or amended from time to time by mutual written agreement between the parties. No provision of this Agreement may be changed, discharged or terminated verbally, but only by an instrument in writing signed by the party against which enforcement of the change, discharge or termination is sought.

Section 17. Severability.

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under any applicable law, the remaining provisions will remain in full force and effect (as will that provision under any other law).

Section 18. Headings.

Titles to clauses of this Agreement are included for convenience of reference only and will be disregarded in construing the language contained in this Agreement.

Section 19. Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 20. No Strict Construction.

The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

Section 21. Entire Agreement; Governing Law.

This Agreement, the Exhibits hereto and any subsequent amendments of the foregoing embody the entire understanding between the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements between the parties relating to the subject matter hereof. This Agreement shall be governed by and construed and interpreted according to the internal laws of the State of Delaware, without reference to conflict of law principles.

Section 22. Survival.

The provisions of Sections 5(b) and 7-9 of this Agreement shall survive any termination of this Agreement.

Section 23. No Third Party Beneficiary.

Except as otherwise expressly set forth in any provision of this Agreement, nothing in this Agreement is intended or shall be construed to give any person, other than the parties hereto, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Mutual Fund Services Agreement to be signed by their respective duly authorized officers as of the day and year first above written.

THE HUNTINGTON FUNDS

By: /s/ Lisa K. Householder

Print Name: Lisa K. Householder

Title: President

HUNTINGTON ASSET SERVICES, LLC

By: /s/ R. Jeffrey Young

Print Name: R. Jeffrey Young

Title: President

EXHIBIT A

to

Mutual Fund Services Agreement

List of Portfolios

Fund	Share Class
Huntington Dividend Capture Fund	Class A Shares, Class C Shares, Institutional Shares
Huntington Global Select Markets Fund	Class A Shares, Institutional Shares
Huntington Real Strategies Fund	Class A Shares, Institutional Shares
Huntington Situs Fund	Class A Shares, Class C Shares, Institutional Shares
Huntington Balanced Allocation Fund	Class A Shares

Huntington VA Dividend Capture Fund
Huntington VA Situs Fund

EXHIBIT B

To

Mutual Fund Services Agreement

General Description of Fund Accounting Services

Subject to the direction and control of the Trust’s Board of Trustees (the “Board”) and in accordance with proper instructions from authorized representatives of the Trust, HAS (or the “Fund Accountant”) shall provide the following accounting services to the Trust and/or to each of the Funds listed on Exhibit A:

(a)	Maintenance of Books and Records. The Fund Accountant will keep and maintain the following books and records of each Fund pursuant to Rule 31a-1 under the Investment Company Act of 1940 (the "Rule"):

                   i.        Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by subsection (b)(1) of the Rule;

                 ii.        General and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by subsection (b)(2)(I) of the Rule;

               iii.        Separate ledger accounts required by subsection (b)(2)(ii) and (iii) of the Rule; and

                iv.        A monthly trial balance of all ledger accounts (except shareholder accounts) as required by subsection (b)(8) of the Rule.

(b)	Performance of Daily Accounting Services. In addition to the maintenance of the books and records specified above, the Fund Accountant shall perform the following accounting services daily for each Fund:

                 i.          Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

               ii.          Obtain security prices from authorized independent pricing services, or if such quotes are unavailable, then obtain such prices from each Fund's investment adviser or its designee, as approved by the Board;

             iii.          Verify and reconcile with the Funds' custodian all daily trade activity;

             iv.          Compute, as appropriate, each Fund's net income and capital gains, dividend payables, dividend factors, total returns, periodic performance, 7-day yields, 7-day effective yields, 30-day yields, and weighted average portfolio maturity;

               v.          Review daily the net asset value calculation and dividend factor (if any) for each Fund prior to release to shareholders, check and confirm the net asset values and dividend factors for reasonableness and deviations, and distribute net asset values and yields to NASDAQ;

             vi.          Report to the Trust the daily market pricing of securities in any money market Funds, with the comparison to the amortized cost basis;

           vii.          Determine unrealized appreciation and depreciation on securities held in variable net asset value Funds;

         viii.          Amortize premiums and accrete discounts on securities purchased at a price other than face value to the appropriate maturity or other date;

             ix.          Update fund accounting system to reflect rate changes, as received from a Fund's investment adviser or other authorized source, on variable interest rate instruments;

               x.          Post Fund transactions to appropriate categories;

             xi.          Accrue expenses of each Fund according to instructions received from the Fund's Administrator (as defined below);

           xii.          Determine the outstanding receivables and payables for all (1) security trades, (2) Fund share transactions and (3) income and expense accounts;

         xiii.          Provide accounting reports in connection with the Trust's regular annual audit and other audits and examinations by regulatory agencies; and

          xiv.          Provide such periodic reports as the parties shall agree upon, as set forth in a separate exhibit.

(c)	Special Reports and Services.

i.	The Fund Accountant may provide additional special reports upon the request of the Trust or a Fund's investment adviser, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

ii.	The Fund Accountant may provide such other similar services with respect to a Fund as may be reasonably requested by the Trust, which may result in an additional charge, the amount of which shall be agreed upon between the parties.

(d)	Additional Accounting Services. The Fund Accountant shall also provide accounting information for the following:

i.	federal and state income tax returns and federal excise tax returns;
ii.	the Trust's semi-annual reports to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR;
iii.	the Trust's annual, semi-annual and quarterly (if any) shareholder reports;
iv.	registration statements on Form N-1A and other filings relating to the registration of shares;
v.	the Administrator's monitoring of the Trust's status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;
vi.	annual audit by the Trust's auditors; and
vii.	examinations performed by the SEC.

The duties of the Fund Accountant shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Accountant hereunder. To the extent the Accountant agrees to take such action, those actions taken shall be deemed part of the Exhibit B.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund administrator and transfer agent for the Funds to cooperate with the Fund Accountant and to provide the Fund Accountant, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Accountant to perform its duties.

EXHIBIT C

to

Mutual Fund Services Agreement

General Description of Fund Administration Services

Subject to the direction and control of the Trust’s Board of Trustees (the “Board”) and in accordance with proper instructions from authorized representatives of the Trust, HAS, (or “the Administrator”) will provide to the Trust all financial administration for the operation of the business and affairs of the Trust and each of its Funds as required by current or future laws, regulations and/or which are otherwise customarily provided to investment companies, and will provide facilities, equipment and personnel to carry out such services, subject to review and comment by the Trust’s auditors and legal counsel, and in accordance with procedures which may be established from time to time between the Trust and the Administrator. These services include, but are not limited to:

(a)	Financial and Tax Reporting

                                     i.     Oversee the determination and publication of each Fund's net asset value ("NAV") in accordance with the Trust's policy as adopted from time to time by the Board;

                                   ii.     Oversee the maintenance by Huntington National Bank as Custodian and any sub-custodians Huntington may engage of certain books and records of the Trusts as required under Rule 31a-1(b) of the 1940 Act;

                                 iii.     Compile and deliver to the Trust, the Funds' performance statistics including yields and total returns;

                                 iv.     Prepare and submit quarterly for approval by officers of the Trust, a Trust expense budget, review expense calculations and arrange for payment of the Trust's expenses;

                                   v.     Prepare for review and approval by officers of the Trust financial information for the Trust's semi-annual reports, proxy statements and other communications required or otherwise to be sent to shareholders;

                                 vi.     Prepare for review by an officer of and legal counsel for the Trust the Trust's periodic financial reports required to be filed with the Securities and Exchange Commission ("SEC") on Form N-SAR and financial information required by Form N-1A and SEC Rule 24f-2 notices and such other reports, forms or filings as may be mutually agreed upon;

                               vii.     Prepare reports relating to the business and affairs of the Trust as may be mutually agreed upon and not otherwise prepared by the Trust's investment adviser, custodian, sub-custodian, legal counsel or independent accountants;

                             viii.     Make such reports and recommendations to the Trust concerning the performance of the Trust's independent accountants as the Trust may reasonably request;

                                 ix.     Make such reports and recommendations to the Trust concerning the performance and fees of the Trust's custodian and transfer and dividend disbursing agent ("Transfer Agent") as the Trust may reasonably request or deems appropriate;

                                   x.     Oversee and review calculations of fees paid to the Trust's investment adviser, custodian, sub-custodian, Administrator, and Transfer Agent;

                                 xi.     Consult with the Trust's officers, independent accountants, legal counsel, custodian, Administrator and Transfer Agent in establishing the accounting policies of the Trust;

                               xii.     Respond to, or refer to the Trust's officers or Transfer Agent, shareholder inquiries relating to the Trust;

                             xiii.     Prepare recommendations for Trust income dividend distributions;

                              xiv.     Review and provide assistance on shareholder communications;

                                xv.     File annual and semi-annual N-SAR with the appropriate regulatory agencies;

                              xvi.     Review text of "President's letters" to shareholders and "Management's Discussion of Fund Performance" (which shall also be subject to review by the Trust’s legal counsel); and

                            xvii.     Maintain continuing awareness of significant emerging regulatory and legislative developments which may affect the Trust, and provide related planning assistance where requested or appropriate.

                          xviii.     Provide and support post-trade compliance monitoring systems, access to which will be made available to employees of the adviser and the Funds’ Chief Compliance Officer

(b)	Regulatory Affairs and Corporate Governance

                                     i.        Maintain and keep, or as appropriate, oversee the preparation, maintenance and keeping of, the books, records, governing documents and Board and shareholder meeting minutes of the Trust as required by law or for the proper operation of the Trust;

                                   ii.        provide periodic reports to the Board regarding each Fund’s compliance with applicable securities, tax, anti-money laundering and other laws and regulations and with the Funds' stated investment objectives and investment restrictions;

                                 iii.        provide legal administration support to the Trust, including, but not limited to, responding to routine and assisting legal counsel in responding to non-routine regulatory exams, researching legal and regulatory issues affecting the Trust and providing planning assistance related thereto; assist legal counsel in responding to Board related inquiries and preparing, negotiating and maintaining contracts on behalf of the Trust with the Trust’s other service providers or related to third party distribution efforts;

                                 iv.        provide operational audit and compliance support services;

                                   v.        provide individuals acceptable to and elected by the Board to serve as the Trust’s Principal Executive and Principal Financial Officers, and provide individuals reasonably acceptable to the Board for nomination, appointment or election to other Trust offices, each of whom will manage certain of the Trust's affairs as determined by the Board;

                                 vi.        provide other administrative and accounting services and functions and additional assistance reasonably necessary to administer the Trust, to the extent such services and functions are not provided to the Trust by another service provider, but in no event shall HAS be required to provide the services typically rendered by Fund counsel or the independent auditors to the Trust.

The Administrator can provide additional services to the Trust, any Trust investment adviser/sub-adviser and/or to each of the Funds listed on Exhibit A upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered.

The duties of the Administrator shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Administrator hereunder.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and transfer agent for the Funds to cooperate with the Administrator and to provide the Administrator, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Administrator to perform its duties.

EXHIBIT D

to

Mutual Fund Services Agreement

General Description of Transfer Agency Services

Subject to the direction and control of the Trust’s Board of Trustees (the “Board”) and in accordance with proper instructions from authorized representatives of the Trust, HAS shall provide the following transfer agency services to the Trust and/or to each of the Funds listed on Exhibit A:

(a)	Transfer Agency Services

       i.          Interactive Voice Response: Provides Funds with the opportunity to offer their shareholders 24 hour, 7 day a week access to their account information, accessing the system either via telephone or computer.

ii. Shareholder Services: Shareholder telephone calls can be answered by HAS’ shareholder services department through 800 numbers that are unique to each fund family. Phone volumes and response times are continually monitored for quality assurance.

iii. Shareholder Recordkeeping: Maintains complete shareholder records for each Fund including the following: (i) name, address and tax identification number; (ii) number of shares held; (iii) historical information including dividends paid and individual purchases and redemptions; and (iv) any systematic purchase or redemption instructions and correspondence relating to the current maintenance of the account.

iv. Purchase and Redemption Orders: HAS will process all purchase and redemption orders of a Fund’s shareholders in accordance with the Fund's current prospectus. Confirmation statements are produced for each transaction and promptly mailed to shareholders. Daily transaction reports and share proofs are made available to all necessary parties via electronic medium.

v. Telephone Orders: Process redemption, exchange and transfer requests upon telephone instructions from qualified shareholders. HAS will redeem and/or transfer Fund shares from any account for which such services have been properly authorized.

vi. Shareholder Communications and Meetings: Mail all necessary communications by a Fund to its shareholders. For proxies, HAS will handle mailing of proxy materials, tabulation of proxy cards, and provide periodic reports to the Fund on the progress of the tabulation.

vii.	Shareholder Correspondence: Acknowledge all correspondence from shareholders relating to their share accounts and undertake such other shareholder correspondence as may from time to time be mutually agreed upon.

viii.	Asset Allocation Program Support: Provide rebalancing, asset allocation models and performance measurement as an optional and additional transfer agency service, for certain types of asset allocation and/or wrap programs.

(b)	Dividend Disbursing

HAS will serve as the Fund’s dividend disbursing agent. HAS will prepare and mail checks, place wire transfers of credit income and capital gain payments to shareholders. The Fund will advise HAS in advance of the declaration of any dividend or distribution and the record and payable date thereof. HAS will, on or before the payment date of any such dividend or distribution, notify the Fund’s Custodian of the estimated amount required to pay any portion of such dividend or distribution payable in cash, and on or before the payment date of such distribution, the Fund will instruct its Custodian to make available to HAS sufficient funds for the cash amount to be paid out. If a shareholder is entitled to receive additional shares by virtue of any such distribution or dividend, appropriate credits will be made to each shareholder’s account and/or certificates delivered where requested. A shareholder not receiving certificates will receive a confirmation from HAS indicating the number of shares credited to his/her account.

(c)	HAS will also:

       i.          provide office facilities with respect to the provision of the services contemplated herein (which may be in the offices of HAS or a corporate affiliate of HAS);

ii. provide or otherwise obtain personnel sufficient, in HAS’s sole discretion, for provision of the services contemplated herein;

iii. furnish equipment and other materials, which HAS, in its sole discretion, believes are necessary or desirable for provision of the services contemplated herein; and

iv. keep records relating to the services provided hereunder in such form and manner as set forth on this Exhibit D above and as HAS may otherwise deem appropriate or advisable, all in accordance with the 1940 Act. To the extent required by Section 31 of the 1940 Act and the rules thereunder, HAS agrees that all such records prepared or maintained by HAS relating to the services provided hereunder are the property of the Fund and will be preserved for the periods prescribed under Rule 31a-2 under the 1940 Act, maintained at the Fund’s expense, and made available to the SEC for inspection in accordance with such Section and rules. Subject to the provisions of Section 9 hereof, HAS further agrees to surrender promptly to the Fund upon its request and cease to retain in its records and files those records and documents created and maintained by HAS pursuant to this Agreement.

v. Provide HAS AML Program Services, as described below. HAS formulates, maintains and uniformly administers policies and procedures (as amended from time to time, the “HAS AML Program”) that are reasonably designed to ensure compliance with the USA Patriot Act of 2002, the Bank Secrecy Act of 1970, the Customer Identification Program rules jointly adopted by the SEC and U.S. Treasury Department, and other applicable regulations adopted thereunder (collectively, the “Applicable AML Laws”). HAS has provided the Fund with a copy of the HAS AML Program documents, and will provide the Fund with all amendments thereto. The Fund has provided HAS with a copy of the Fund’s Anti-Money Laundering Program documents, and will provide HAS with all amendments thereto. The Fund hereby delegates to HAS the implementation and operation of the Fund’s Anti-Money Laundering Program (which includes its Customer Identification Program), in each case with regard to those shareholder accounts maintained by HAS pursuant to this Agreement. HAS accepts the foregoing delegation and agrees to implement and operate those programs through the provision of services as set forth below, in accordance with the HAS AML Program. The Fund acknowledges and agrees that, notwithstanding such delegation, the Fund maintains full responsibility for ensuring its compliance with the Applicable AML Laws and, therefore, must monitor the operation and effectiveness of the HAS AML Program.

The following is a general description of the HAS AML Program services HAS shall provide to each Fund:

Customer Identification. HAS will verify shareholder identity upon opening new accounts, consistent with the HAS AML Program, and perform such other checks and verifications as are specified in HAS’s Customer Identification Program (which is a component of the HAS AML Program), which shall include the review of shareholder names against lists of suspected terrorist and terrorist organizations supplied by various governmental organizations, such as the Office of Foreign Asset Control.

Purchase Transactions. HAS will reject and return to sender any and all checks, deposits, and other deliveries of cash or property that do not comply with the HAS AML Program, subject to the provisions of any additional agreement between the Fund and HAS regarding special liability checks and other remittances.

Monitoring and Reporting. HAS will monitor shareholder transactions and identify and report suspicious activities that are required to be so identified and reported, including suspicious activity reports or Form 8300 reports, and provide other reports of shareholder activity to the SEC, the U.S. Treasury Department, the IRS, and other appropriate authorities, in each case consistent with the HAS AML Program.

Frozen Accounts. HAS will place holds on transactions in shareholder accounts or freeze assets in shareholder accounts as provided for in the HAS AML Program.

Maintenance of Records. HAS will maintain all records or other documentation related to shareholder accounts and transactions therein that are required to be prepared and maintained pursuant to the HAS AML Program, and make the same available for inspection by (1) the Funds’ CCO, (2) any auditor of the Funds, (3) regulatory or law enforcement authorities, (4) the Funds’ anti-money laundering compliance officer and (5) those other persons specified in the HAS AML Program.

Other Services. HAS will apply all other policies and procedures of the HAS AML Program to the Fund.

Maintenance of the HAS AML Program. HAS will maintain and modify the HAS AML Program from time to time to ensure that it remains reasonably designed to ensure compliance with the applicable AML laws. Upon request by the Trust, HAS shall make available its compliance personnel to the Trust and the Trust’s counsel to discuss amendments to the HAS AML Program that the Trustor its counsel believes are necessary to keep such program in compliance with applicable AML laws. Changes to HAS’s AML Program or special procedures may be implemented, at HAS’s sole discretion, for an additional fee to be agreed upon.

Annual Certification. On an annual basis during the term of this Agreement, HAS will certify to the Trust’s Board that it has implemented the HAS AML Program and that it will continue to perform the specific requirements of the HAS AML Program in accordance with the terms of this Agreement.

The duties of the Transfer Agent shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Transfer Agent hereunder. These services do not include correcting, verifying or addressing any prior actions or inactions by any Fund or by any prior service provider. To the extent the Transfer Agent agrees to take such action, those actions taken shall be deemed part of the Exhibit.

Additionally, the Trustees of the Trust shall cause the officers, adviser, distributor, legal counsel, independent accountants, custodian, fund accountant and administrator for the Funds to cooperate with the Transfer Agent and to provide the Transfer Agent, upon request, with such information, documents and advice relating to the Trust and/or the Funds as is within the possession or knowledge of such persons, in order to enable the Transfer Agent to perform its duties.

EXHIBIT E

to

Mutual Fund Services Agreement

Fees and Expenses

TRANSFER AGENCY FEE SCHEDULE

I.	Fees (as defined in the General Description of Transfer Agency Services) [1]

So long as this Mutual Fund Services Agreement is in place and effect between the Funds and Huntington Asset Services, LLC, there shall be no base fee charged pursuant to this Agreement for transfer agency services. The waiver does not apply to any out of pocket fees as noted below, or to fees incurred under Sections II through VI.1

[1]	Fees do not include out-of-pocket expenses which include but are not limited to: fulfillment services, design and printing, statement and confirmation production, tax form production and mailing, paper and envelope design and printing, postage and handling, E-Delivery set-up and maintenance, shipping, bank fees, NSCC charges (e.g., Fund/SERV, Networking, Mutual Profile Service, and DTCC Payment aXis), record storage, telephone charges, DST FanMail/VISION, regulatory filing fees and all other expenses incurred on behalf of the Trust and its individual portfolios. Additional services and/or fees not contemplated in this schedule will be negotiated on a per occurrence basis.

II.	Anti-Money Laundering – Customer Identification Program (USAPatriot Act) – Included in basis point fees

•	New account service
•	Annual OFAC support
•	Research
•	Suspicious reporting

III.	Other Services

• Rule 22c2 support and monitoring

• Offline shareholder research
• IRA account annual maintenance
•	Fulfillment (3rd party vendor) - Pass through
•	AD-HOC report generation
•	Establishment and updates of model forms/documents

•	Customization of forms/documents
•	Custom programming or data extractions:
•	Systems staff
•	Third party vendor - Quoted as needed
•	Blue Sky filings - $75 per filing

IV.	Repricing

•	There will be a $500.00 per day minimum fee/rerun charge when the nightly processing has to be repeated due to incorrect NAV or dividend information received from the Portfolio Pricing Agent due to incorrect or untimely information provided by an Advisor or its Agent.
•	Additional out-of-pocket charges may apply if assessed by system vendor.

V.	Shareholder Access

Setup and Maintenance

• ]	Setup and branding of Standard Pages [1]

[1]	Standard Pages are branded to include the name of the Fund group and the Fund logo. Design and layout of the standard pages are subject to change.

Fees

•	Annual Shareholder Access - per site
•	Clerical/Maintenance Transactions
•	Financial Transactions
•	Inquiry
•	New Accounts

VI.	E-Delivery

Setup and Maintenance

•	Electronic statement setup

Fees

•

Electronic statement/confirmation creation, delivery, tracking and retention

FUND ADMINISTRATION FEE SCHEDULE

The Trust agrees to pay, and HAS hereby agrees to accept, as full compensation for the services under this Agreement, an “Administrative Services Fee” at the following annual rate:

Fee Rate	Average Daily Net Assets of the Funds*
.12%	on the first $50 million of net assets
.09%	on net assets of $50 million to $100 million
.07%	on net assets of $100 million to $250 million
.05%	on net assets of $250 million to $500 million
.03%	on net assets of $500 million to $1 billion
.01%	on net assets in excess of $1 billion

* The base annual fee is subject to a $44,000.00 minimum annual fee per Fund (number of Funds in Trust multiplied by $44,000.00)

Fees stated above do not include reimbursement for travel related expenses for attendance at Board meetings outside the State of Ohio for Officers of the Trust. Travel related expenses shall be considered an out-of-pocket expense reimbursable by the Trust to HAS.

Net assets shall be aggregated across all Funds to determine a total Administrative Services Fee for all such Funds, and each such Fund shall be charged its pro rata share of the applicable minimum or asset-based fee based on the ratio of its net assets to the aggregate net assets of all such Funds.